     Exhibit 10.3

OCEAN ENERGY, INC.
2001 CHANGE OF CONTROL
SEVERANCE PLAN

     The OCEAN ENERGY, INC. 2001 CHANGE OF CONTROL SEVERANCE PLAN (the “Plan”) is hereby adopted pursuant to the authorization of the Board of Directors of OCEAN ENERGY, INC., a Delaware corporation (the “Company”). The Plan supercedes and replaces in full any severance plan, practice or policy (written or oral) of the Company or of any of its subsidiaries existing with respect to Covered Employees prior to the Effective Date.

I .
DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

     “Annual Pay” shall mean the following: (i) with respect to a salaried employee, his annual rate of base salary, (ii) with respect to an hourly employee who is not an “offshore” employee, his hourly base wage rate x his regularly scheduled hours of work per week x 52, and (iii) with respect to an hourly employee who works offshore, his regularly scheduled bi-weekly wages x 26.

     “Board” shall mean the Board of Directors of the Company.

     “Change in Duties” shall mean the occurrence, within one year after the date upon which a Change of Control occurs, of any one or more of the following:

     (1) with respect to a Covered Employee of Severance Level A, a significant reduction in the duties of such Covered Employee from those applicable to him immediately prior to the date on which a Change of Control occurs;

     (2) a reduction in a Covered Employee's Annual Pay from that in effect immediately prior to the date on which a Change of Control occurs; and

     (3) a change in the location of a Covered Employee’s principal place of employment by the Employer by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs, unless such relocation is agreed to in writing by the Covered Employee; provided, however, that a relocation scheduled prior to the date of the Change in Control and a repatriation to the United States in the normal course that is consistent with the Employer’s past practice shall not constitute a Change in Duties.

     “Change of Control” shall mean the occurrence of either of the following events:

     (1) the Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction cease to constitute a majority of the Board; or

     (2) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction cease to constitute a majority of the Board.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Committee” shall mean the committee appointed by the Board to administer this Plan.

     “Company” shall mean Ocean Energy, Inc., a Delaware corporation, and any successor thereto.

     “Compensation” shall mean the greater of (1) a Covered Employee’s Annual Pay plus his Severance Factor, if any, immediately prior to the date on which a Change of Control occurs or (2) a Covered Employee’s Annual Pay plus his Severance Factor, if any, at the time of his Involuntary Termination. “Three Months’ Compensation” shall mean Compensation divided by 4. “Semi-Monthly Compensation” shall mean Compensation divided by 24.

     “Covered Employee” shall mean any individual who, on the date upon which a Change of Control occurs, is a regular, full-time salaried employee of the Employer or an hourly employee of the Employer who is normally scheduled to work 550 or more hours per year, other than (1) any individual whose terms of employment in the United States are governed by a collective bargaining agreement between a collective bargaining unit and the Employer unless such agreement provides for coverage of such individual under the Plan, (2) any individual who is a party to a written agreement with the Employer providing for severance payments or benefits upon such individual’s termination of employment with the Employer, (3) an employee who is classified as a temporary, casual, leased employee, or an independent contractor under the Employer’s employment policies, and (4) an employee of a non-U.S. subsidiary unless said employee is a U.S. expatriate or third country national.

     “Effective Date” shall mean September 27, 2001.

     “Employer” shall mean the Company and each eligible organization designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Involuntary Termination” shall mean any termination of a Covered Employee’s employment with the Employer which:

     (1) does not result from a voluntary resignation by the Covered Employee (other than a resignation pursuant to clause (2) of this definition); or

     (2) results from a resignation by a Covered Employee on or before the date which is sixty days after the date the Covered Employee receives notice of a Change in Duties;

provided, however, that the term ‘Involuntary Termination’ shall not include (i) a Termination for Cause, (ii) a termination of a Covered Employee’s employment occurring as a result of or in connection with the sale or other divestiture to an unrelated third party by the Employer of a division, subsidiary, or other business segment or assets (including, without limitation, a divestiture by sale of shares of stock or of assets) if such Covered Employee is offered continued employment by the acquiror of such business segment or assets immediately upon such sale or divestiture, or (iii) any termination as a result of a Covered Employee’s death, disability under circumstances entitling him to benefits under the Employer’s long-term disability plan or Retirement.

     “Retirement” shall mean the Covered Employee’s voluntary resignation on or after the date he reaches age sixty-five (other than a resignation within sixty days after the date the Covered Employee receives notice of a Change in Duties or a resignation at the request of the Employer).

     “Severance Factor” shall mean the percentage of Annual Pay for a Covered Employee’s Severance Level determined in accordance with the following schedule and expressed as a dollar amount which, when added to the Annual Pay, results in the Compensation to be used in the severance benefit calculation.

                        Severance Level                   Severance Factor
                        ---------------                   ----------------

                               A                                 38%

                               B                                 30%

                               C                                 25%

                               D                                 18%

                               E                                 0%

     “Severance Level” shall mean the following category into which a Covered Employee is designated based on his Annual Pay immediately prior to the date on which a Change of Control occurs or, if greater, at the time of his Involuntary Termination for the purpose of determining his severance benefit amount.

                          Severance Level                         Annual Pay
                          ---------------                         ----------

                                 A                            $140,000 and above

                                 B                            $115,000 - $139,999

                                 C                           $  99,000 - $114,999

                                 D                           $  68,000 - $  98,999

                                 E                          Less than    $  68,000

     “Termination for Cause” shall mean any termination of a Covered Employee’s employment with the Employer by reason of the Covered Employee’s (1) gross negligence in the performance of the Covered Employee’s duties and responsibilities, which negligence results in material harm to the business, interests, or reputation of the Employer, (2) violation of any material Employer policy, including, without limitation, the theft, embezzlement or misappropriation or material misuse of any Employer funds or property, (3) criminal or civil conviction for (or plea of nolo contendere to) a crime involving moral turpitude, (4) willful and continued failure to perform the Covered Employee’s duties and responsibilities, or (5) misconduct that, in the Employer’s good faith determination, is materially harmful to the business, interests, or reputation of the Employer.

     “Welfare Benefit Coverages” shall mean the medical, dental, life insurance, accidental death and dismemberment, and vision coverages provided by the Employer to its active employees.

     1.2  Number and Gender. Wherever appropriate herein, word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

     1.3  Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

II .
SEVERANCE BENEFITS

     2.1  Severance Benefits. Subject to the provisions of Section 2.2 and 2.4 hereof, if a Covered Employee’s employment by the Employer or successor thereto shall be subject to an Involuntary Termination which occurs on or within one year after the date upon which a Change of Control occurs, then the Covered Employee shall be entitled to the following severance benefits:

     (a) A lump sum cash payment in accordance with the following schedule:

                        Severance Level                       Benefit Amount
                        ---------------                       --------------

                               A                             2 x Compensation

                               B                            1.5 x Compensation

                               C                            1.25 x Compensation

                               D                             1 x Compensation

                               E                                Lesser of:

                             (1)    the sum of (A) Semi-Monthly  Compensation as of his Involuntary  Termination for each full year and fraction  thereof of continuous  employment  with the Employer as a Covered  Employee from his most recent date of hire,  and (B)  Semi-Monthly  Compensation  for each full $10,000  increment of such
                                    Covered Employee's Annual Pay at the time of his Involuntary Termination;  provided,  however, that in no event shall any Covered Employee receive less than Three Months' Compensation; or

                             (2)    1 x Compensation;

provided, however, notwithstanding the foregoing, in the event that salary continuation or severance payments are payable by the Employer to a Covered Employee pursuant to the applicable laws or rules of any foreign jurisdiction concerning Involuntary Terminations or as a result of the application of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et. seq. (the “WARN Act”), or an election by the Employer to make payments in lieu of notice as if the WARN Act applied, whether or not it does so apply, to any Involuntary Termination of a Covered Employee (each an “Other Severance Payment”), no severance payment shall be payable as provided in Section 2.1(a) to such Covered Employee except to the extent such severance payment exceeds the aggregate amount of Other Severance Payments payable to such Covered Employee.

     (b) A Covered Employee shall be entitled to continue the Welfare Benefit Coverages for himself and, where applicable, his eligible dependents following his Involuntary Termination for a number of months determined in accordance with the following schedule:

                        Severance Level                        Number of Months
                        ---------------                        ----------------

                               A                                      24

                               B                                      18

                               C                                      15

                               D                                      12

                               E                              equal to the quotient of (i) the amount of cash  payable  pursuant to (a)
                                                              above,  divided by (ii) the Covered Employee's monthly pay (1/12th of his
                                                              Annual Pay) (rounded to the nearest whole month if necessary);

provided however, the Covered Employee must continue to pay the premiums paid by active employees of the Employer for such coverages. The Covered Employee may choose to continue some or all of such Welfare Benefit Coverages. Such benefit rights shall apply only to those Welfare Benefit Coverages which the Employer has in effect from time to time for active employees, and the applicable payments shall adjust as premiums for active employees of the Employer change. Welfare Benefit Coverage(s) shall immediately end upon the Covered Employee’s obtainment of new employment and eligibility for similar Welfare Benefit Coverage(s) (with the Covered Employee being obligated hereunder to promptly report such eligibility to the Employer). Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of Covered Employees and their eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of ERISA. The provision of extended group health plan coverage pursuant to this Plan is intended to be part of the Covered Employee’s COBRA period of coverage.

     (c) A Covered Employee of Severance Level A shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $6,000.

     (d) The severance benefits payable under this Plan shall be paid to a Covered Employee at the time he receives his final termination pay, or as soon as administratively practicable thereafter, subject to the conditions set forth in Section 2.2 of the Plan. Any severance benefits paid pursuant to this Section will be deemed to be a severance payment and not “Compensation”for purposes of determining benefits under the Employer’s qualified plans and shall be subject to any required tax withholding.

     2.2  Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any severance payment or benefits hereunder, a Covered Employee whose employment by the Employer has been subject to an Involuntary Termination shall first execute a release, in the form established by the Committee, releasing the Committee, the Employer, and the Employer’s parent corporation, subsidiaries, affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered Employee’s employment with the Employer or the termination of such employment. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Covered Employee shall constitute full settlement of all such claims and causes of action.

     2.3  No Mitigation. A Covered Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits except as provided in Section 2.1(b) with respect to Welfare Benefit Coverage. The benefits under the Plan are in addition to any other benefits to which a Covered Employee is otherwise entitled.

     2.4  Severance Pay Plan Limitation. This Plan is intended to be an employee welfare benefit plan within the meaning of section 3(1) of ERISA and the Labor Department regulations promulgated thereunder. Therefore, anything to the contrary herein notwithstanding, in no event shall any Covered Employee receive total payments under the Plan (excluding payments pursuant to Section 2.5) that exceed the equivalent of twice such Covered Employee’s “annual compensation”(as such term is defined in 29 CFR §2510.3-2(b)(2)) during the year immediately preceding his Involuntary Termination. If total payments under the Plan (excluding payments pursuant to Section 2.5) to a Covered Employee would otherwise exceed the limitation in the preceding sentence, the amount payable to such Covered Employee pursuant to Section 2.1(a) shall be reduced in order to satisfy such limitation.

     2.5  Certain Additional Payments by the Employer. Notwithstanding anything to the contrary in the Plan, in the event that any payment or distribution by the Employer or any other person to or for the benefit of a Covered Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Employer shall pay to the Covered Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Covered Employee of all of taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Covered Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment. The Employer and the Covered Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Covered Employee shall notify the Employer in writing of any claim by the Internal Revenue Service which, if successful, would require the Employer to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Employer and the Covered Employee) within ten days of the receipt of such claim. The Employer shall notify the Covered Employee in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Employer decides to contest such claim, the Covered Employee shall cooperate fully with the Employer in such action; provided, however, the Employer shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Covered Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Employer’s action. If, as a result of the Employer’s action with respect to a claim, the Covered Employee receives a refund of any amount paid by the Employer with respect to such claim, the Covered Employee shall promptly pay such refund to the Employer. If the Employer fails to timely notify the Covered Employee whether it will contest such claim or the Employer determines not to contest such claim, then the Employer shall immediately pay to the Covered Employee the portion of such claim, if any, which it has not previously paid to the Covered Employee.

III.
ADMINISTRATION OF PLAN

     3.1  Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:

     (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

     (b) to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;

     (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

     (d) to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Employee’s employment and the cause of such termination and the amount of such payment or benefit);

     (e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

     (f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

     (g) to sue or cause suit to be brought in the name of the Plan; and

     (h) to obtain from the Employer and from Covered Employees such information as is necessary for the proper administration of the Plan.

     3.2   Member's Own Participation.No Covered Employee or agent of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to himself as a participant in the Plan.

     3.3  Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

     3.4  Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

     3.5  Claims Procedure. Any employee that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any employee who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by a Covered Employee is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period), which notice shall:

     (a) state the specific reason or reasons for the denial or modification;

     (b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;

     (c) provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim, and an explanation of why such material or information is necessary; and

     (d) explain the Plan's claim review procedure as contained herein.

     In the event a claim for Plan benefits is denied or modified, if the Covered Employee or his representative desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Covered Employee or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Covered Employee and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee and his representative, if any, prior to the commencement of the extension period.

     3.6  Mandatory Arbitration. If a Covered Employee or his representative is not satisfied with the decision of the Committee pursuant to the Plan’s claims review procedure, such Covered Employee or his representative may, within sixty days of receipt of the written decision of the Committee, request by written notice to the Committee, that his claim be submitted to arbitration pursuant to the employee benefit plan claims arbitration rules of the American Arbitration Association. Such arbitration shall be the sole and exclusive procedure available to a Covered Employee or his representative for review of a decision of the Committee. In reviewing the decision of the Committee, the arbitrator shall use the standard of review which would be used by a Federal court in reviewing such decision under the provisions of ERISA; provided, however, that even if ERISA were ever found to be inapplicable to the Plan, the arbitrator shall not reverse or otherwise invalidate the Committee’s decision unless it is found to be arbitrary and capricious, an abuse of the discretion afforded the Committee, or legally improper. The Covered Employee or his representative and the Employer shall share equally the cost of such arbitration, unless the arbitrator directs that all or part of the Covered Employee’s share of such cost be paid by the Employer. In addition, the arbitrator may direct, in its discretion, that all or part of the Covered Employee’s expenses in pursuing his claim to payment or benefits under the Plan shall be paid by the Employer. The arbitrator’s decision shall be final and legally binding on both parties. This Section shall be governed by the provisions of the Federal Arbitration Act.

IV .
GENERAL PROVISIONS

     4.1   Funding.  The benefits provided herein shall be unfunded and shall be provided from the Employer's general assets.

     4.2  Cost of Plan.   Except as provided in Section 2.1(b), the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Covered Employees.

     4.3   Plan Year.  The Plan shall operate on a calendar year basis with a short plan year commencing on the Effective Date.

     4.4  Other Participating Employers. The Committee may designate any entity or organization eligible by law to participate in this Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan.

     4.5  Amendment and Termination. The Plan may be amended from time to time at the discretion of the Board. Notwithstanding the foregoing, this Plan may not be amended, on or within one year following a Change of Control, to reduce benefits or rights to benefits. For purposes of this Section, a change in the designation of participating Employers by the Committee pursuant to Section 4.4 shall be deemed to be an amendment to the Plan. The Plan shall terminate (i) one year after the date of the Change of Control except with respect to severance benefits payable and Welfare Benefit Coverages provided as a result of Involuntary Terminations occurring prior to such date, (ii) on the second anniversary of the Effective Date if a Change of Control has not occurred by that date, or (iii) on any date prior to a Change of Control by action of the Board, whichever occurs first.

     4.6  Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

     4.7  Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     4.8  Nonalienation. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

     4.9  Effect of Plan. This Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Covered Employees with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, this Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Covered Employees.

     4.10   Governing Law.  The Plan shall be interpreted and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles, except to the extent preempted by federal law.

     EXECUTED as of the Effective Date.

OCEAN ENERGY, INC.
By: /s/ Robert K. Reeves Robert K. Reeves Executive Vice President, General Counsel and Secretary